Exhibit 10.2

WAIVER AND FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

THIS WAIVER AND FIRST AMENDMENT TO THIRD AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT (this “Waiver and Amendment”), dated as of February 5, 2008, is entered into among SIRVA RELOCATION CREDIT, LLC (the “Seller”); SIRVA RELOCATION LLC (the “Master Servicer”); EXECUTIVE RELOCATION CORPORATION and SIRVA GLOBAL RELOCATION, INC. (each, a “Subservicer”); LASALLE BANK NATIONAL ASSOCIATION, GENERAL ELECTRIC CAPITAL CORPORATION, WELLS FARGO BANK, N.A. and CITIZENS BANK (collectively, the “Purchasers”); and LASALLE BANK NATIONAL ASSOCIATION, as agent for the Purchasers (in such capacity, the “Agent”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the “Receivables Sale Agreement” referred to below (as amended by this Waiver and Amendment) or the “Purchase Agreement” referred to below.

PRELIMINARY STATEMENTS

A.            Reference is made to that certain Third Amended and Restated Receivables Sale Agreement, dated as of September 28, 2007, among the Seller, the Master Servicer and the Subservicers, the Agent and the other Purchasers from time to time party thereto (as amended, modified or supplemented from time to time, the “Receivables Sale Agreement”).

B.            Reference is also made to that certain Second Amended and Restated Purchase and Sale Agreement, dated as of December 22, 2006, among the Master Servicer and the Subservicers, as Originators, and the Seller (as amended, modified or supplemented from time to time, the “Purchase Agreement”).

C.            The parties hereto have agreed to amend certain provisions of the Receivables Sale Agreement upon the terms and conditions set forth herein.

D.            The Agent and the Purchasers have agreed, subject to the terms and conditions set forth herein, to waive, on a one-time basis, the occurrence of certain “Termination Events” under the Receivables Sale Agreement.

E.             The Agent and the other Purchasers, subject to the terms and conditions set forth herein, have agreed to consent to the waiver by the Seller, on a one-time basis, of certain provisions of the Purchase Agreement.

SECTION 1.  Amendments to Receivables Sale Agreement.  Subject to the satisfaction of the conditions set forth in Section 5 below, the parties hereto agree to amend the Receivables Sale Agreement as follows:

(a)           to replace paragraph (e) of Section 1.3 of the Receivables Sale Agreement with the following, (thereby making the current paragraph (e) the new paragraph (f)):

(e)  The Master Servicer will pay to the Seller:

(A) a $100,000 fee for each instance in which a deed to the residence of a Relocating Employee is not held by the Master Servicer or a title company in respect of a Final Equity Payment or Mortgage Payment Advance within 30 days after the Petition Date, in the case of any Final Equity Payment or Mortgage Payment Advance outstanding on such date, or within 30 days after the date of the Final Equity Payment or Mortgage Payment Advance, with respect to any Final Equity Payment or Mortgage Payment Advance made on or after the Petition Date (the “Misplaced Deeds”); provided, however, that no such fee shall be payable on account of Misplaced Deeds which collectively comprise less than 3% of the total number of deeds to the residences of Relocating Employees with respect to which any Relocating Employee Receivables are outstanding on such date of determination (but excluding any deeds to residences that have already been sold and for which the Servicer has received the proceeds of such sale);

(B) a $100,000 fee for each instance in which a deed to the residence of a Relocating Employee is neither (i) marked in favor of the Seller nor (ii) left blank, within 30 days after the Petition Date, in the case of any such deed in existence on such date, or within 30 days after the execution of such deed, in the case of any such deed executed on or after the Petition Date (the “Non-Conforming Deeds”); provided, however, that no such fee shall be payable on account of Non-Conforming Deeds which collectively comprise less than 5% of the total number of deeds to the residences of Relocating Employees with respect to which any Relocating Employee Receivables are outstanding on such date of determination (but excluding any deeds to residences that have already been sold and for which the Servicer has received the proceeds of such sale); and

(C) commencing April 30, 2008, a fee equal to 5% of the total amounts due in respect of Receivables that are not remitted to the Collection Account in accordance with the proviso to the second sentence of Section 1.8(a) hereof (the “Misdirected Funds”); provided, however, that no fee shall be payable on account of Misdirected Funds which collectively comprise less than 5% of the total Collections (as reported in the Monthly Report submitted by the Master Servicer) during any monthly period of determination.

The Agent will monitor the Seller’s compliance with the requirements of this Section 1.3(e) through the receipt of monthly reports certified by an officer of the Master Servicer and delivered to the Agent on or before each Monthly Reporting Date.  The Seller will pay to the Agent, for the ratable benefit of the Purchasers in accordance with each Purchaser’s then outstanding Commitment, a fee equal to the amount of all fees payable by the Master Servicer to the Seller pursuant to this Section 1.3(e).  The Seller hereby authorizes the Agent to withdraw such fees from the Collection Account or the Investment Account on the next Business Day after any fee is payable by the Master Servicer to the Seller pursuant to this Section 1.3(e).

(b)           the new Section 1.3(f) of the Receivables Sale Agreement (formerly Section 1.3(e) thereof) is amended by deleting the phrase “clauses (a), (b), (c) and (d) above” and substituting therefore “clauses (a), (b), (c), (d) and (e) above”;

(c)           to delete clause (ii) of the proviso of the last sentence in Section 5.1(e) of the Receivables Sale Agreement and substitute the following therefor:

(ii) thereafter, so long as no Termination Event exists, the Agent shall not have more than four scheduled sets of audit and test verifications done in any calendar year, provided that the first scheduled audit and test verifications shall be done during the month of April 2008, and provided further that the Agent may request unscheduled audit or test verifications at any time in its sole discretion.

(d)           to add the following as paragraph (k) of Section 5.2 of the Receivables Sale Agreement:

(k)           Equity Advances.  If the Seller has acquired an Equity Advance with respect to a Relocating Employee and an Origination Home under the Purchase Agreement, the Master Servicer will either as the applicable Originator of such Equity Advance or as Master Servicer, and so long as the original Equity Advance remains outstanding, cause all other Equity Advances, Final Equity Payments and Mortgage Payment Advances made to such Relocating Employee with respect to such Origination Home, to the extent that they constitute Eligible Receivables, to be sold to the Seller under the Purchase Agreement.

(e)           to add the following as paragraph (k) of Section 5.3 of the Receivables Sale Agreement:

(k)           Equity Advances.  If the Seller has acquired an Equity Advance with respect to a Relocating Employee and an Origination Home under the Purchase Agreement, each Subservicer will ensure, either as the applicable Originator of such Equity Advance or as Subservicer, that so long as the original Equity Advance remains outstanding, all other Equity Advances, Final Equity Payments and Mortgage Payment Advances made to such Relocating Employee with respect to such Origination Home, to the extent that they constitute Eligible Receivables, will be sold to the Seller under the Purchase Agreement.

(f)            to add the following as Section 5.4 of the Receivables Sale Agreement:

Information Sharing.  During the course of the Chapter 11 Proceedings, the SIRVA Entities will use their commercially reasonable efforts to cause the Agent (for the benefit of the Purchasers) to be provided all material written information that any SIRVA Entity has provided to the agent or lenders under the SIRVA Credit Agreement, including, without limitation, all material information relating to the Chapter 11 Proceedings and/or the Plan of Reorganization.

(g)           to add the following definition of “Bankruptcy Court” to Schedule I to the Receivables Sale Agreement in the correct alphabetical order therefor:

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Chapter 11 Proceedings from time to time.

(h)           to add the following definition of “Chapter 11 Proceedings” to Schedule I to the Receivables Sale Agreement in the correct alphabetical order therefor:

“Chapter 11 Proceedings” means the bankruptcy cases commenced by SIRVA on the Petition Date, under Chapter 11 of Title 11 of the United States Code, including any subsequent conversion of the same to “Chapter 7” cases and/or the appointment of a bankruptcy trustee.

(i)            to add the following definition of “Court Order” to Schedule I to the Receivables Sale Agreement in the correct alphabetical order therefor:

“Court Order” means the order entered by the Bankruptcy Court on the Petition Date to, among other things, authorize the Originators and the Servicers to continue performing their obligations under the Agreement during the course of the Chapter 11 Proceedings.

(j)            to add the following definition of “Petition Date” to Schedule I to the Receivables Sale Agreement in the correct alphabetical order therefor:

“Petition Date” means February 5, 2008.

(k)           to add the following definition of “SIRVA” to Schedule I to the Receivables Sale Agreement in the correct alphabetical order therefor:

“SIRVA” means, collectively, SIRVA, Inc. and those domestic subsidiaries of SIRVA, Inc. that commenced the Chapter 11 Proceedings on the Petition Date by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code.

(l)            to delete “Section 9-105 and Section 9-106, respectively” in paragraph (iv) to the definition of “Eligible Receivable” in Schedule I to the Receivables Sale Agreement and to substitute “Section 9-102(a)” therefor.

(m)          to add the following definition of “Plan of Reorganization” to Schedule I to the Receivables Sale Agreement in the correct alphabetical order therefor:

“Plan of Reorganization” means the plan of reorganization, in form and substance acceptable to the Agent and the Purchasers in all respects, as filed in the Chapter 11 Proceedings on the Petition Date.

(n)           to delete clause (ii) of the definition of “Specified Documents” in Schedule I to the Receivables Sale Agreement and substitute the following therefor:

(ii) in the case of a Final Equity Payment or Mortgage Payment Advance, the original Origination Home Deed (or to the extent of Permitted Exceptions a copy thereof), which deed provides the basis for the transaction giving rise to such Relocating Employee Receivable and shall: (A) be executed by the applicable Relocating Employee (or by a Servicer in its capacity as attorney-in-fact pursuant to a power of attorney executed by the Relocating Employee); (B) be in recordable form; and (C) either (i) name the Seller as the owner of such Origination Home or (ii) leave the name of the owner blank, and in the case where the deed names the Seller as owner, an identical original deed in recordable form (or to the extent of Permitted Exceptions a copy thereof), which deed is executed by the Seller in blank or to the Origination Home Buyer,

(o)           to add the following to the end of the definition of “Termination Date” in Schedule I to the Receivables Sale Agreement:

; provided, however, that if the Plan of Reorganization (as it may be modified in accordance with the terms hereof) is not: (i) confirmed by an order of the Bankruptcy Court, and (ii) effective on or before April 30, 2008, the Termination Date shall be April 30, 2008.

(p)           to delete the period at the end of paragraph (n) and substitute a semicolon and the word “or” therefor, and to add the following as paragraphs (o), (p), (q), (r), and (s) to the definition of “Termination Event” in Schedule I to the Receivables Sale Agreement:

(o)  the Aggregate Class B Investment and all unpaid fees and expenses of legal counsel and other professionals retained by the Agent and the Purchasers are not repaid in full in cash on the effective date of the Plan of Reorganization; or

(p)  the Court Order either (1) fails to become final and binding on all parties in interest without further opportunity for objections thereto on or before thirty (30) days from the Petition Date, or (2) is modified in any respect without the consent of the Agent and, if such modification to the Court Order is material, the Purchasers; or

(q) any third party claim or other litigation against the Agent or any Purchaser, or any litigation relating directly or indirectly to this Agreement, the Purchase Agreement, any of the other Transaction Documents, the transactions contemplated thereby, or the Seller, is commenced in the Chapter 11 Proceedings, except to the extent contemplated in paragraph 12 of the Court Order, and such action is not dismissed or withdrawn within twenty (20) days of the later of: (1) the Court Order becoming final; or (2) the filing of the pleadings initiating such action; or

(r)  with respect to the Chapter 11 Proceedings: (1) any event of default occurs under SIRVA’s debtor-in-possession financing facility (the “DIP Financing Agreement”) and/or such DIP Financing Agreement shall otherwise terminate (other than the termination of the DIP Financing Agreement upon SIRVA’s exit from the Chapter 11 Proceedings); provided that no waiver thereunder or amendment thereto with respect to any events of default under, or any financial covenants (including defined terms used therein) contained in, the DIP Financing Agreement shall be effective for purposes of this Agreement unless the Agent and the Purchasers shall have consented thereto in writing; (2) the SIRVA Entities fail to obtain the Agent’s and the Purchasers’ prior consent to the provisions of SIRVA’s exit financing facility (the “Exit Financing Agreement”), together with any amendments thereto; (3) JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Exit Financing Agreement, fails to confirm the existing lien carve-out and turnover obligations of the administrative agent and the lenders under the SIRVA Credit Agreement under that certain Approval and Release dated as of September 28, 2007 and execute, on or before the effective date of the Plan of Reorganization, an Approval and Release with substantially identical lien release and turnover provisions in favor of the Agent and the Purchasers in connection with the Exit Financing Agreement; (4) JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the second lien financing facility described in the Plan of Reorganization (the “Second Lien Financing Agreement”), fails to confirm the existing lien carve-out and turnover obligations of the administrative agent and the lenders under the SIRVA Credit Agreement under that certain Approval and Release dated as of September 28, 2007 and execute, on or before the effective date of the Plan of Reorganization, an Approval and Release with substantially identical lien release and turnover provisions in favor of the Agent and the Purchasers in connection with the Second Lien Financing Agreement, or (5) any material modifications are made to the Plan of Reorganization without the prior consent of the Agent and the Purchasers; including, without limitation, any modifications to the Plan of Reorganization that directly affect the rights of the Seller, the Agent or any of the Purchasers under the Transaction Documents; or

(s)  any event of default occurs under the Exit Financing Agreement and/or such Exit Financing Agreement shall otherwise terminate; provided that no waiver thereunder or amendment thereto with respect to any events of default under, or any financial covenants (including defined terms used therein) contained in, the Exit Financing Agreement shall be effective for purposes of this Agreement unless the Agent and the Purchasers shall have consented thereto in writing.

(q)           Exhibit C-3 to the Receivables Sale Agreement is hereby replaced with Exhibit C-3 attached hereto.

(r)            to provide that, on the effective date of the Plan of Reorganization, the Class B Commitments shall be terminated and the Aggregate Class B Investment shall be repaid in full in cash.  Accordingly, from and after the effective date of the Plan of Reorganization, all provisions of the Receivables Sale Agreement relating to the Class B Commitment or the Class B Investment shall be deleted.

(s)           to add the following as paragraph (i) of Section 1.8 of the Receivables Sale Agreement:

(i)  Payments on Account of Superpriority Claim and Reduction of the Class B Commitments.  Any and all payments, remittances and returns of funds by SIRVA to the Collection Account or the Investment Account on account of the Superpriority Claim (as such term is defined in the Court Order) shall, promptly after receipt of such funds in the Collection Account or the Investment Account, be disbursed as follows: first, ratably to the Class A Purchasers an amount, if any, that is necessary to reduce the Class A Investments such that the Aggregate Class A Investment does not exceed the Adjusted Class A Net Receivables Balance; and second, ratably to the Class B Purchasers on account of the Class B Outstandings.  The Class B Commitments then outstanding shall be permanently reduced by the amount of any and all payments, remittances and returns of funds by SIRVA to the Collection Account or the Investment Account on account of the Superpriority Claim, irrespective of whether such funds are paid to the Class A Purchasers or to the Class B Purchasers, or retained in the Collection Account or the Investment Account.  In addition, on the effective date of the Plan of Reorganization, unless a Termination Event shall have occurred, Available Funds, first, from the Collection Account, and second, from the Investment Account, shall be applied to the extent required to make the following payments: first, ratably to the Class A Purchasers an amount, if any, that is necessary to reduce the Class A Investments such that the Aggregate Class A Investment does not exceed the Adjusted Class A Net Receivables Balance; and second, ratably to the Class B Purchasers on account of the Class B Outstandings for repayment of outstanding Aggregate Class B Investments.

SECTION 2.  Representations and Warranties.  The Seller and each of the Servicers hereby represent and warrant to each of the other parties hereto, that:

(a)           this Waiver and Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(b)           on the date hereof, before and after giving effect to this Waiver and Amendment, other than as amended or waived pursuant to this Waiver and Amendment or otherwise by written agreement of the Agent and the Purchasers, no Termination Event, other than the Chapter 11 Proceedings, or Potential Termination Event has occurred and is continuing.

SECTION 3.  Waiver of Certain Termination Events in the Receivables Sale Agreement.  As of and subject to the occurrence of the Effective Date (as set forth in Section 5 below), the Agent and the Purchasers hereby waive the occurrence of (1) the following Termination Events to the extent solely arising due to the commencement of the Chapter 11 Proceedings: paragraphs (e), (h), (i) or, to the extent a Reportable Event arises as a result of the Chapter 11 Proceedings, (m) of the definition of Termination Event in Schedule I to the Receivables Sale Agreement, and (2) each of the Termination Events described in Exhibit A hereto (the Termination Events described in (1) and (2), collectively, the “Specified Termination Events”); it being understood that this waiver of Specified Termination Events does not amend the Receivables Sale Agreement or constitute a waiver of any Termination Events other than the Specified Termination Events.  Accordingly, other than with respect to the waiver of the Specified Termination Events, or as otherwise amended pursuant to this Waiver and Amendment, the terms and conditions of the Receivables Sale Agreement and each of the other Transaction Documents remain unchanged and in full force and effect.

SECTION 4.  Waiver of Section 6.2 in the Purchase Agreement.  As of and subject to the occurrence of the Effective Date (as set forth in Section 5 below), the Agent and the Purchasers consent to the waiver by the Seller and the Originators of the occurrence of the automatic termination of the Purchase Agreement pursuant to Section 6.2 thereof as a result of the commencement of the Chapter 11 Proceedings; it being understood that this consent to the waiver of Section 6.2 relating to the commencement of the Chapter 11 Proceedings does not constitute consent to any amendment of the Purchase Agreement or constitute a consent to the waiver of Section 6.2 of the Purchase Agreement other than as expressly set forth in this paragraph.  Accordingly, other than with respect to the commencement of the Chapter 11 Proceedings, or as otherwise amended pursuant to this Waiver and Amendment, the terms and conditions of the Purchase Agreement and each of the other Transaction Documents remain unchanged and in full force and effect.

SECTION 5.  Effective Date.  This Waiver and Amendment shall become effective on the first Business Day (the “Effective Date”) following the later of: (a) the date the Agent or its counsel has received counterpart signatures of this Waiver and Amendment, executed by each of the parties hereto; and (b) the occurrence of each of the following:

(a)           The Bankruptcy Court shall have entered the Court Order, substantially in the form attached hereto as Exhibit B, provided that the Court Order must be (x)

satisfactory to the Agent in all respects and (y) satisfactory to each Purchaser in all material respects.

(b)           JPMorgan Chase Bank, N.A., in its capacity as administrative agent under each of the SIRVA Credit Agreement and the DIP Financing Agreement (as such term is defined herein) (in such capacity, the “Administrative Agent”), shall have confirmed the existing lien carve-out and turnover obligations of the Administrative Agent and the lenders under the SIRVA Credit Agreement (the “SIRVA Lenders”) under that certain Approval and Release dated as of September 28, 2007, including with respect to any adequate protection liens the SIRVA Lenders may receive in the Chapter 11 Proceedings, and shall have executed an Approval and Release with substantially identical lien release and turnover provisions in favor of the Agent and the Purchasers in connection with the DIP Financing Agreement.

(c)           The Bankruptcy Court shall have approved the terms of the DIP Financing Agreement on an interim basis and on terms acceptable to the Agent and the Purchasers, and the lending commitments for the Exit Financing Facility (as such term is defined herein) shall be acceptable to the Agent and the Purchasers.

(d)           The Seller shall have paid all unpaid fees and expenses of legal counsel and other professionals retained by the Agent and the Purchasers incurred in the negotiation, execution and delivery of this Waiver and Amendment, and otherwise in accordance with the terms of the Receivables Sale Agreement, no later than one (1) Business Day prior to the Petition Date.

(e)           The Seller shall have paid all fees payable to the Agent (for itself and for the ratable benefit of the Purchasers) pursuant to the letter agreement executed in connection herewith.

(f)            At least two-thirds in amount and more than one-half in number of the SIRVA Lenders that vote shall have voted in favor of confirmation of the Plan of Reorganization.

(g)           The Agent and the Purchasers shall have satisfactorily completed all due diligence and received all required internal approvals, and no material adverse change shall have occurred between February 1, 2008 and the Effective Date with respect to (a) the interests of the Agent and the Purchasers under or in connection with any Transaction Document, (b) the enforceability or collectibility of the Receivables, or (c) the business and operations of SIRVA, other than any material adverse change resulting from the commencement of the Chapter 11 Proceedings, the occurrence of cross-defaults under other agreements as a result thereof, the occurrence of a Reportable Event as a result thereof, and the acceleration of the indebtedness outstanding under the SIRVA Credit Agreement.

(h)           All “first day orders” entered by the Bankruptcy Court shall be in form and substance reasonably satisfactory to the Agent, provided that any portions of the cash management order relating to the Receivables Sale Agreement or to the Originators’ existing accounts with LaSalle shall be satisfactory to the Agent in all respects.

(i)            Counsel for the SIRVA Entities shall have provided the Agent with all reasonably requested legal opinions, which may in appropriate instances be accomplished through “bring-down” opinions.

(j)            As of such date, SIRVA shall have used its commercially reasonable efforts to provide to the Agent (for the benefit of the Purchasers) all material written information that SIRVA has provided to the lenders under the SIRVA Credit Agreement, including all material information relating to the Chapter 11 Proceedings.

SECTION 6.  Cooperation.  The Agent and the Purchasers hereby agree to cooperate in the execution and delivery of such documents as the SIRVA Entities may reasonably request in order to maintain the effectiveness of the Transaction Documents, as of and following the effective date of the Plan of Reorganization, provided that no changes to the terms of the Transaction Documents shall be made without the prior written consent of the Agent and the Purchasers in accordance with Section 9.6 of the Receivables Sale Agreement.  The SIRVA Entities hereby agree to cooperate with the Agent in the preparation of a modified Exhibit C-3 to the Receivables Sale Agreement, which modified Exhibit C-3 shall be finalized no later than ten (10) days prior to the effective date of the Plan of Reorganization, to reflect the termination of the Class B Commitments no later than the effective date of the Plan of Reorganization.

SECTION 7.  Reference to and Effect on the Transaction Documents.

(a)           Upon the Effective Date, (i) each reference in the Receivables Sale Agreement to “the Receivables Sale Agreement”, “this Receivables Sale Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Sale Agreement as amended or otherwise modified hereby, and (ii) each reference to the Receivables Sale Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Sale Agreement as amended or otherwise modified hereby.

(b)           Except as specifically amended, terminated or otherwise modified above, the terms and conditions of the Receivables Sale Agreement (including all other amendments thereto), of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Waiver and Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Purchaser under the Receivables Sale Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 8.  Execution in Counterparts.  This Waiver and Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Waiver and Amendment by telecopier or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Waiver and Amendment.

SECTION 9.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois.

SECTION 10.  Headings.  Section headings in this Waiver and Amendment are included herein for convenience of reference only and shall not constitute a part of this Waiver and Amendment for any other purpose.

SECTION 11.  Fees and Expenses.  The Seller hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Agent and the Purchasers in connection with the negotiation, preparation, execution and delivery of this Waiver and Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent and the Purchasers with respect thereto.

[Remainder of Page Deliberately Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed by their respective officers as of the date first above written.

LASALLE BANK NATIONAL ASSOCIATION, as Agent, Class A Purchaser and Class B Purchaser

By:	/s/ David Shapiro
Title: Senior Vice President

Waiver and Amendment No. 1 to Third Amended and Restated Receivables Sale Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Class A Purchaser and Class B Purchaser

By:	/s/ Rebecca Milligan
Title: Duly Authorized Signatory

WELLS FARGO BANK, N.A., as Class A Purchaser

By:	/s/ Melody Stallings
Title: Senior Vice President

CITIZENS BANK, as Class A Purchaser and Class B Purchaser

By:	/s/ John Zimbo
Title: First Vice President

SIRVA RELOCATION CREDIT, LLC

By:	/s/ Douglas V. Gathany
Title: President

SIRVA RELOCATION LLC

By:	/s/ Douglas V. Gathany
Title: Treasurer

EXECUTIVE RELOCATION CORPORATION

By:	/s/ Douglas V. Gathany
Title: Treasurer

SIRVA GLOBAL RELOCATION, INC.

By:	/s/ Douglas V. Gathany
Title: Treasurer

EXHIBIT A

To the extent that the final audit report to be prepared by Huron Consulting Group (“Huron”) as a result of its January 2008 field audit identifies any deficiencies in the performance of the Servicers under the terms of the Receivables Sale Agreement (the “Servicer Deficiencies”) which give rise to Termination Events, the Termination Events, if any, resulting solely from the Servicer Deficiencies identified by Huron shall be waived unless either: (i) the Servicers fail to cure the Servicer Deficiencies identified by Huron within fifteen (15) Business Days subsequent to the Servicers receiving written notice of such Servicer Deficiencies from the Agent, or (ii) with respect to Servicer Deficiencies identified by Huron which the Servicers are aware of prior to receiving such written notice from the Agent, the Servicers fail to cure such Servicer Deficiencies within thirty (30) days subsequent to the Petition Date.